Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Photon Dynamics	Guerrant Associates
	Richard Okumoto, Chief Financial Officer	Laura Guerrant
	(408) 360-3561	(808) 882-1467
	investor@photondynamics.com	lguerrant@guerrantir.com

Photon Dynamics Reports Fourth Quarter and Year-End

Financial Results for Fiscal 2004

SAN JOSE, Calif., October 27, 2004 — Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the fourth quarter and full year of fiscal year 2004, ended September 30, 2004.

Revenue for the fourth quarter of fiscal 2004 was $53.8 million, a sequential increase of 40 percent from the $38.5 million reported in the third quarter and a year-over-year increase of 156 percent compared to the $21.0 million reported for the same quarter a year ago.

Net income for the fourth quarter was $3.8 million, or $0.22 per diluted share, compared to net income for the prior quarter of $5.2 million, or $0.30 per diluted share, and compared to net loss of $15.4 million, or $0.95 loss per diluted share, for the same quarter in the year ago period.

Bookings for the fourth quarter of fiscal 2004 were $42.0 million, and the company posted a backlog of $81.0 million at the end of the fourth quarter of fiscal 2004. The company noted that bookings and backlog are not necessarily indicative of future revenue and that historically, bookings have fluctuated on a quarter-to-quarter basis. This trend may continue in the future.

Income from continuing operations for the fourth quarter of fiscal 2004 was $3.7 million or $0.22 per diluted share, as compared to $5.4 million or $0.32 per diluted share for the third quarter of fiscal 2004, and a loss of $15.4 million, or $0.95 loss per diluted share for the fourth quarter of fiscal 2003.

5970 Optical Court, San Jose, CA 95138	PHONE 408 226 9900	FAX 408 226 9910

Cash, cash equivalents and short-term investments at September 30, 2004 were $84.2 million, as compared to $116.5 million at September 30, 2003. The company attributed the use of cash in the fourth quarter and for the fiscal year primarily to working capital.

For the fiscal year 2004, revenue increased 113 percent to $143.3 million, compared to $67.2 million for fiscal year 2003. Net income for fiscal 2004 was $11.1 million, or $0.65 per diluted share compared to a net loss for fiscal 2003 of $72.4 million, or a loss of $4.50 per diluted share.

“During the fourth quarter, we continued to experience a major production ramp associated with our Generation-6 repair products, which resulted in a sequential revenue increase of 40 percent when compared to our third quarter revenues of $38.5 million,” noted Jeff Hawthorne, president and chief executive officer. “However, the execution of this quarter’s production ramp was not without its cost. In order to meet customer delivery requirements, we incurred higher warranty costs, rework costs, and expedite fees in the quarter. While we are disappointed with the high cost of this quarter’s production ramp, we believe that it is imperative that we maintain our focus on the delivery of products and services to our customers in a timeframe which meets their stringent requirements to maintain their leadership positions in a competitive market.”

Hawthorne added, “We continue our leadership position in yield management solutions for the flat panel display market. We maintain our leading market share in LCD test and repair and our confidence in the long-term growth prospects of the LCD market continues to be high.”

Company Projections for Fiscal Year 2005 First Quarter

The company estimates revenue for the first quarter of fiscal 2005 to be between $35 and $38 million, and net income per share to be between $0.01 and $0.04.

Earnings Conference Call

The company will host a quarterly conference call on October 27, 2004 at 4:30 pm EDT. To access the conference call in the U.S. or Canada, dial (800) 263-8506. For all international calls, dial (719) 457-2681. Both numbers will use confirmation code 897357.

A digital replay will be available on Photon Dynamics’ website at www.photondynamics.com under ‘presentation/conference call’ in the ‘investors’ section of the website two hours after the conclusion of the conference until such time as Photon Dynamics issues a press release announcing its first quarter fiscal 2005 financial results.

A replay will also be available by phone call two hours after the conclusion of the conference from October 27 to November 10, 2004. You may access the telephone replay by dialing (719) 457-0820 or (888) 203-1112 and entering confirmation code 897357.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release relating to Photon Dynamics’ estimated financial results for the first quarter of fiscal 2005 and confidence in the long-term growth prospects of the LCD flat panel display market are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics and its customers expect, and therefore that could lead Photon Dynamics’ customers to reduce investments in Photon Dynamics’ products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics’ products. As a result, Photon Dynamics’ actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “ Factors Affecting Operating Results” in Photon Dynamics’ Quarterly Report on Form 10-Q as filed on August 16, 2004 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Photon Dynamics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	September 30, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$84,155	$116,469
Accounts receivable, net	58,341	10,402
Inventories	31,716	9,887
Other current assets	4,536	6,449

Total current assets	178,748	143,207

Land, property and equipment, net	20,337	12,298

Other assets	3,909	3,002
Intangible assets, net	4,753	2,894
Goodwill	153	518

Total assets	$207,900	$161,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,485	$4,239
Other current liabilities	16,454	10,605
Deferred gross margin	10,104	2,739

Total current liabilities	45,043	17,583

Other liabilities	1,528	193

Shareholders’ equity:
Common stock	285,790	279,417
Accumulated deficit	(124,808)	(135,872)
Accumulated other comprehensive income	347	598

Total shareholders’ equity	161,329	144,143

Total liabilities and shareholders’ equity	$207,900	$161,919

Photon Dynamics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
Revenue	$53,840	$20,980	$143,269	$67,196

Cost of revenue	35,663	12,804	83,969	44,071

Gross margin	18,177	8,176	59,300	23,125

Operating expenses:
Research and development	9,716	6,567	29,701	22,786
Selling, general and administrative	4,622	3,743	17,780	13,763
Goodwill impairment charge	—	10,010	665	10,010
Impairment of purchased intangible assets	—	3,548	2,089	3,548
Impairment of fixed assets	—	—	234	—
(Gain) or loss on sale of fixed assets	22	—	(397)	—
Acquired in-process research and development	—	—	210	2,474

Amortization of intangible assets	373	201	789	1,236

Total operating expenses	14,733	24,069	51,071	53,817

Income (loss) from operations	3,444	(15,893)	8,229	(30,692)

Interest income and other, net	308	472	4,832	2,968

Income (loss) from continuing operations before taxes	3,752	(15,421)	13,061	(27,724)
Provision for income taxes	46	5	606	56

Income (loss) from continuing operations	3,706	(15,426)	12,455	(27,780)

Income (loss) from discontinued operations	103	55	(1,391)	(44,592)

Net Income (loss)	$3,809	$(15,371)	$11,064	$(72,372)

Net income (loss) per share from continuing operations:
Basic	$0.22	$(0.95)	$0.75	$(1.73)

Diluted	$0.22	$(0.95)	$0.73	$(1.73)

Net income (loss) from discontinued operations, net of tax
Basic	$0.01	$0.00	$(0.08)	$(2.77)

Diluted	$0.01	$0.00	$(0.08)	$(2.77)

Net Income (loss) per share:
Basic	$0.23	$(0.95)	$0.67	$(4.50)

Diluted	$0.22	$(0.95)	$0.65	$(4.50)

Weighted average number of shares:
Basic	16,826	16,176	16,631	16,089
Diluted	16,977	16,772	17,087	16,089